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                        Consent of Independent Auditors

    The Board of Directors
    Centocor, Inc.:

    We consent to incorporation by reference in Registration Statement Nos. 33-00167 and 33-16285 on Form S-8 of Centocor, Inc. of our report dated June 4, 1997, relating to the statements of net assets available for plan benefits of the Centocor Qualified Savings and Retirement Plan as of December 31, 1996 and 1995, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 11-K of the Centocor Qualified Savings and Retirement Plan.



    KPMG Peat Marwick LLP



    Philadelphia, Pennsylvania
    June 4, 1997